EXTENSION AND AMENDMENT AGREEMENT (2004)


     This Extension and Amendment Agreement (2004) (the "Agreement") is entered into as of October 29, 2004, among CONTRAN CORPORATION ("Contran"), NATIONAL CITY LINES, INC. ("NCL"), and U.S. BANK NATIONAL ASSOCIATION ("U.S. Bank").

                                    RECITALS

     A. Contran, NCL (collectively, the "Contran Companies"), and U.S. Bank are parties to a loan agreement dated as of September 3, 1998. That agreement (as it has been modified and amended (the "1998 Loan Agreement")), and the related promissory note, guaranty, and pledge agreements, are referred to herein collectively as the "1998 Loan Documents."

     B. Capitalized terms used in this Agreement that are not defined herein have the meanings assigned to those terms in the 1998 Loan Agreement.

     C. The parties have agreed to extend the Expiry Date of the revolving credit facility provided by U.S. Bank pursuant to the 1998 Loan Documents to October 28, 2005.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contran Companies and U.S. Bank agree as follows:

                                    AGREEMENT

     1. Representations and Warranties of the Contran Companies. Each Contran Company represents and warrants to U.S. Bank that (a) it is in good standing under the laws of the state of its formation, (b) it has been authorized to execute and perform its obligations under this Agreement and the 1998 Loan Documents (as modified by this Agreement), (c) the individual executing this Agreement on its behalf has been duly authorized to take such action, (d) the 1998 Loan Documents (as amended by this Agreement) are enforceable against it in accordance with their respective terms, subject only to the effect of insolvency and other similar laws affecting the rights and remedies of creditors generally, general principles of equity whether applied by a court of law or equity, and generally applicable rules of law, (e) all financial information previously provided to U.S. Bank presents fairly its financial position as of the date of such financial information and the results of its operations and changes in financial position for the period in question, (f) the representations and warranties made to U.S. Bank in the 1998 Loan Documents continue to be true and correct in all material respects, and (g) the Contran Companies are not in default in any material respect under the 1998 Loan Documents as of the date of this Agreement.

     2. Extension of Expiry Date. U.S. Bank hereby extends the Expiry Date, and U.S. Bank's commitment to make Advances to the Contran Companies on the terms and conditions of the 1998 Loan Documents, to October 28, 2005.

     3. Reaffirmation of Obligations. Contran and NCL hereby acknowledge and reaffirm their agreements to pay the Obligations in accordance with the terms of the Note and the Guaranty, respectively.

     4. Cash Collateralization of Certain Letters of Credit. If U.S. Bank discontinues its commitment to extend the revolving credit facility to the Contran Companies, and at that time any letter of credit or letters of credit are outstanding under the 1998 Loan Documents, the Contran Companies within three Business Days of U.S. Bank's termination of that credit commitment shall deposit with U.S. Bank cash in an amount specified by U.S. Bank in its reasonable discretion sufficient to fully collateralize the Contran Companies' obligations in respect of such letters of credit.

     5. Effectiveness of this Agreement. This Agreement shall become effective only when each of the Contran Companies and U.S. Bank has signed it and has sent a copy of the signed document to the other parties to this Agreement (which may be accomplished by facsimile transmission). Each party to this Agreement shall deliver manually signed counterparts of this Agreement to the other.

     6. Other Terms Unchanged. All of the terms and conditions of the 1998 Loan Agreement and the 1998 Loan Documents remain in full force and effect, as expressly modified by the terms and conditions of this Agreement.

     7. Statutory Notice. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY U.S. BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY U.S. BANK TO BE ENFORCEABLE.


U.S. BANK NATIONAL ASSOCIATION          CONTRAN CORPORATION

By: /s/ Janice T. Thede                 By: /s/ Bobby D. O'Brien
    -----------------------                 ------------------------
    Janice T. Thede                         Bobby D. O'Brien
    Vice President                          Vice President and Treasurer


                                        NATIONAL CITY LINES, INC.

                                        By: /s/ Bobby D. O'Brien
                                            ------------------------
                                            Bobby D. O'Brien
                                            Vice President and Treasurer